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                                                                      Exhibit 11

               NATIONAL SERVICE INDUSTRIES, INC. AND SUBSIDIARIES

              COMPUTATIONS OF NET INCOME PER SHARE OF COMMON STOCK
                     (In thousands, except per-share data)



                                         THREE MONTHS ENDED       SIX MONTHS ENDED
                                        FEB. 28,     FEB. 29,   FEB. 28,     FEB. 29,
                                          1997         1996       1997         1996
Primary:

  Weighted Average Number of Shares
    (determined on a monthly basis) .     44,994      48,364      45,468      48,350

  Net Income ........................   $ 20,345    $ 19,250    $ 45,179    $ 42,519

  Primary Earnings per Share ........   $    .45    $    .40    $    .99    $    .88


Fully Diluted:

  Weighted Average Number of Shares
    Outstanding .....................     44,994      48,364      45,468      48,350

  Additional Shares Assuming Exercise
    of Options:
      Options exercised .............      1,182       1,292       1,182       1,292
      Treasury stock purchased
        with proceeds ...............       (869)     (1,007)       (869)       (983)

  Average Common Shares Outstanding
     (as adjusted) ..................     45,307      48,648      45,781      48,634

  Net Income ........................   $ 20,345    $ 19,250    $ 45,179    $ 42,519

  Fully Diluted Earnings per Share ..   $    .45    $    .40    $    .99    $    .87
